Exhibit 10.1

ASSIGNMENT OF LEASE

THIS ASSIGNMENT OF LEASE (this “Assignment”) is made as of May 23, 2023 but effective as of June 1, 2023 (“Effective Date”) is made by and between TCR2 THERAPEUTICS INC., a Delaware corporation (“TCR2”), and ASTRAZENECA PHARMACEUTICALS LP, a Delaware limited partnership (“AstraZeneca”).

EXPLANATORY STATEMENT

A. ARE-Maryland No. 31, LLC, a Maryland limited liability company (“Landlord”), and TCR2 are parties to that certain Lease Agreement dated as of March 23, 2021, as amended by that certain Lease Modification Agreement dated of even date herewith (collectively, the “Lease”), wherein Landlord leased to TCR2 the entire building containing approximately 84,264 rentable square feet located at 9950 Medical Center Drive, Rockville, Maryland, as more particularly described in the Lease (the “Premises”).

B. Effective as of the Effective Date, TCR2 intends to transfer and assign to AstraZeneca all of TCR2’s right, title, and interest in and to the Lease.

C. In connection with and as a condition to this Assignment and in furtherance of its business objectives, TCR2 has also agreed, among other things, to convey (i) certain manufacturing equipment commonly referred to as “prodigy units”, as well as certain plans and permits related to the Premises (the “Property”) to AstraZeneca on the Effective Date, pursuant to the terms of a “Bill of Sale” to be executed by TCR2 substantially in the form attached hereto as Exhibit A and (ii) pay $900,000 in cash consideration (the “Cash Consideration”) to AstraZeneca on the Effective Date in order to partially defray the anticipated costs that AstraZeneca will incur to purchase additional equipment required for the build-out of the Premises including but not limited to a switchgear package, switchboards, Xfmrs, and UPS Equipment (the existence of which AstraZeneca had relied upon as an inducement to AstraZeneca to enter into this transaction, but which is not now included as part of the Property), and AstraZeneca is willing to accept such conveyance and payment together as consideration on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing Explanatory Statement and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, TCR2 and AstraZeneca hereby agree as follows:

1. Definitions; Explanatory Statement. Terms used in this Assignment but not otherwise defined shall have the meanings set forth in the Lease. The Explanatory Statement forms an integral part of this Assignment and is hereby incorporated by reference.

2. Assignment of Lease and Assignment Consideration. Effective as of the Effective Date, TCR2 does hereby transfer and assign to AstraZeneca all of TCR2’s right, title, and interest in and to the Lease. On the Effective Date, (a) TCR2 shall sell, transfer, assign, and convey the Property to AstraZeneca by means of the Bill of Sale and (b) TCR2 shall pay the Cash Consideration to AstraZeneca by means of a wire transfer (by Fedwire) of immediately available federal funds to an account designated in writing by AstraZeneca.

3. Assumption of Obligations. Effective as of the Effective Date, AstraZeneca does hereby accept the assignment of the Lease and expressly assumes and agrees to perform all of the terms, covenants, conditions, and obligations of TCR2 under the Lease, but solely with respect to those matters which arise out of events occurring or conditions arising after the Effective Date. Immediately after such assignment, Landlord and AstraZeneca intend to amend and restate the Lease in its entirety. Notwithstanding anything herein contained to the contrary, and without limiting the generality of the foregoing, it is understood and agreed that AstraZeneca shall have no liability for (i) acts occurring and/or conditions existing on or related to the Premises or the real property on which the Premises is located, together with all improvements thereon and appurtenances thereto (the “Project”), before the Effective

Assignment of Lease—TCR2 Therapeutics Inc.	Page 2
9950 Medical Center Drive, Rockville, MD

Date, including, without limitation, during the term of the Lease, (ii) any acts or omissions of TCR2 before the Effective Date, including, without limitation, during the term of the Lease, or (iii) third party claims and/or any other matters of any kind or nature (including without limitation, acts or omissions of TCR2) arising before the Effective Date, including, without limitation, those arising out of TCR2’s lease and/or occupancy of the Premises or Project before the Effective Date, and TCR2 shall indemnify and hold harmless AstraZeneca from any loss, cost or damage of any kind or nature (including attorneys’ fees) arising prior to the Effective Date, as more fully set forth in Sections 4(a) and 5(a) below.

4. Representations and Warranties.

(a) By TCR2. TCR2 represents and warrants to AstraZeneca that (a) this Assignment and all other documents to be executed by TCR2 in connection with this Assignment: (i) have been or will be duly authorized, executed, and delivered by TCR2; (ii) are, or will be, binding enforceable obligations of TCR2; and (iii) do not violate the organizational documents of TCR2, and (b) both immediately before, and immediately after giving effect to, the transactions contemplated by this Assignment: (i) the fair value of TCR2’s assets would exceed its liabilities (including contingent liabilities); (ii) the present fair saleable value of TCR2’s assets would be greater than the amount required to pay its probable liabilities on its existing debts (including contingent liabilities) as such debts become absolute and mature; (iii) TCR2 would be able to pay its liabilities (including contingent liabilities) as they mature; (iv) TCR2 is “solvent” (within the meaning of applicable legal requirements relating to fraudulent transfers) and would not have unreasonably small capital for the business in which it is engaged and in which it is proposed to be engaged following consummation of the transactions contemplated by this Agreement; and (v) TCR2 is receiving fair and adequate consideration, as a result of arm’s length negotiations, in exchange for the Assignment. TCR2 has obtained all required consents, releases, and approvals necessary to execute and deliver this Assignment. TCR2 further represents that it is a corporation, duly incorporated and existing in good standing under the laws of the State of Delaware and is qualified to do business in the State of Maryland. TCR2 further represents and warrants to AstraZeneca that TCR2 (A) owns good and marketable title to the Property free and clear of all liens, charges, and encumbrances (which Property is situated in the location(s) reflected on the attached Rider 1 to the Bill of Sale), (B) has provided AstraZeneca with true and correct copies of invoices evidencing the amount TCR2 paid for the Property, (C) has paid in full and has timely remitted to the applicable taxing authority all sales tax, if any, due and payable in connection with the purchase by TCR2 of all or some of the Property, and (D) has provided AstraZeneca with evidence satisfactory to AstraZeneca evidencing the timely payment of any such sales tax. TCR2 is transferring the Property and paying the Cash Consideration as an additional inducement to all parties to proceed with and to otherwise generally facilitate the transaction. The parties acknowledge that the value of the Property has been substantially reduced in value since its original acquisition by TCR2 because of the passage of time and the practical difficulties of identifying a buyer that would purchase and that could readily adapt the Property for use in another commercial setting. The Cash Consideration is for the purpose of defraying the anticipated costs to AstraZeneca of securing the switchgear and other equipment, the existence of which AstraZeneca had relied upon as an inducement to enter into this transaction, but which is not now included as part of the Property. If any sales tax is due and payable in connection with the transfer of the Property from TCR2 to AstraZeneca, TCR2 shall timely remit the amount of such sales tax (including any penalties, late charges, or interest) to the applicable taxing authority and provide evidence of such payment to AstraZeneca. TCR2 shall indemnify, defend, and hold AstraZeneca harmless from any claims, damages, penalties, late charges or interest, costs, and expenses (including, but not limited to, reasonable attorneys’ fees) arising out of or related to the conveyance of the Property from TCR2 to AstraZeneca, including, but not limited to, the payment of any applicable sales tax.

(b) By AstraZeneca. AstraZeneca represents and warrants to TCR2 that that this Assignment and all other documents to be executed by AstraZeneca in connection with this Assignment (i) have been or will be duly authorized, executed, and delivered by AstraZeneca; (b) are, or will be, binding enforceable obligations of AstraZeneca; and (c) do not violate the formation documents of AstraZeneca. AstraZeneca has obtained all required consents, releases, and approvals necessary to execute and deliver this Assignment. AstraZeneca further represents that it is a limited partnership, duly formed and existing in good standing under the laws of the State of Delaware and is qualified to do business in the State of Maryland.

Assignment of Lease—TCR2 Therapeutics Inc.	Page 3
9950 Medical Center Drive, Rockville, MD

5. Indemnification.

(a) TCR2 agrees to indemnify, defend and hold AstraZeneca harmless from and against any liabilities, losses, claims, demands, costs, expenses (including reasonable attorneys’ fees and litigation costs) and judgments of any nature arising or alleged to arise from or in connection with TCR2’s performance of, or failure to perform, the covenants, agreements and obligations of TCR2 under the Lease to be kept and performed by TCR2 before the date of this Assignment. TCR2 shall pay all costs and expenses (including reasonable attorney’s fees) incurred by AstraZeneca in enforcing this indemnity.

(b) AstraZeneca agrees to indemnify, defend and hold TCR2 harmless from and against any liabilities, losses, claims, demands, costs, expenses (including reasonable attorneys’ fees and litigation costs) and judgments of any nature arising or alleged to arise from or in connection with AstraZeneca’s performance of, or failure to perform, the covenants, agreements and obligations of AstraZeneca under the Lease to be kept and performed by AstraZeneca on and after the date of this Assignment. AstraZeneca shall pay all costs and expenses (including reasonable attorney’s fees) incurred by TCR2 in enforcing this indemnity.

6. Mutual Cooperation. Each party hereby agrees that it shall reasonably cooperate and assist the other party from time to time following the Effective Date by executing and delivering such documents and materials (in whatever format requested and reasonably available) and instruments and taking such actions as reasonably requested by the other party to facilitate the assignment of plans and permits related to the Premises which constitute the Property.

7. Successors and Assigns. This Assignment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. No consent or approval of any other party is required for the parties to enter into, and be bound by, this Assignment.

8. Counterparts. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Assignment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

9. Governing Law. This Assignment and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the internal laws of the State in which the Premises are located, without regard to its principles of conflicts of law.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

Assignment of Lease—TCR2 Therapeutics Inc.	Page 4
9950 Medical Center Drive, Rockville, MD

IN WITNESS WHEREOF, TCR2 and AstraZeneca have executed this Assignment as of the date first above written.

TCR2:

TCR2 THERAPEUTICS INC.,
a Delaware corporation

By: /s/ Garry E. Menzel (SEAL)
Name: Garry E. Menzel
Title: President and CEO

☐ I hereby certify that the signature, name, and title above are my signature, name, and title.

ASTRAZENECA:

ASTRAZENECA PHARMACEUTICALS LP,
a Delaware limited partnership

By: /s/ Richard J. Kenny	(SEAL)
Name: Richard J. Kenny
Title: Assistant Secretary

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